UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number 000-31937


                            GrandSouth Bancorporation
             (Exact name of registrant as specified in its charter)

        381 Halton Road, Greenville, South Carolina 29607 (864) 770-1000
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, no par value
                           --------------------------
            (Title of each class of securities covered by this Form)

                                      None
       (Titles of all other classes of securities for which a duty to file reports under Section 13 (a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)                    [X]
Rule 12g-4(a)(2)                    [ ]
Rule 12h-3(b)(1)(i)                 [X]
Rule 12h-3(b)(1)(ii)                [ ]
Rule 15d-6                          [ ]

Approximate  number of holders of record as of the certification or notice date:
156

Pursuant to the requirements of the Securities Exchange Act of 1934, GrandSouth Bancorporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Date:  March 24, 2010                       By:  /s/ Ronald K. Earnest
                                                 ----------------------
                                                     Ronald K. Earnest
                                                     President